As filed with the Securities and Exchange Commission on March 3, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R. R. DONNELLEY & SONS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-1004130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
77 West Wacker Drive Chicago, Illinois 60601
(Address of Principal Executive Offices)

Moore Corporation Limited 1985 Long Term Incentive Plan (Restated December 1989)

Moore Corporation Limited Amended and Restated 1994 Long Term Incentive Plan

Moore Corporation Limited 1999 Long Term Incentive Plan

Moore Corporation Limited 2001 Long Term Incentive Plan

Moore Wallace Incorporated 2003 Long Term Incentive Plan

Wallace Computer Services, Inc. Director Retainer Fee Plan (Amended and Restated as of July 1, 2001)

Moore Corporation Limited Inducement Options Granted December 2000 Pursuant to Terms Amended and Restated as of April 2002

Moore Wallace Incorporated Inducement Options Granted April 2003

Moore Wallace North America, Inc. Savings Plan

The Nielsen Company Profit Sharing Retirement & 401(k) Plan

Moore Wallace Incorporated Employee Stock Purchase Plan

Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001)

Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001

(Full Title of the Plans)

R. R. Donnelley & Sons Company 77 West Wacker Drive Chicago, Illinois 60601 Attention: Secretary (312) 326-8000 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common stock, par value $1.25 per share	22,000,000 shares	$30.31	(2)	$666,820,000	(2)	$84,486

Preferred stock purchase rights	— (3)	—	(3)	—	(3)	— (3)

(1)	Also registered hereby are such additional and indeterminate number of shares of common stock and preferred stock purchase rights of the registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the registrant.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Moore Wallace North America, Inc. Savings Plan, The Nielsen Company Profit Sharing Retirement & 401(k) Plan, Moore Wallace Incorporated Employee Stock Purchase Plan, Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001) and Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001 described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sale prices of shares of the common stock of the registrant on the New York Stock Exchange on February 25, 2004.

(3)	Rights are initially carried and traded with the common stock of the registrant. The value attributable to such rights, if any, is reflected in the market price of the common stock of the registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This registration statement relates to securities of R. R. Donnelley & Sons Company (the “registrant”) to be offered pursuant to the Moore Corporation Limited 1985 Long Term Incentive Plan (Restated December 1989), Moore Corporation Limited Amended and Restated 1994 Long Term Incentive Plan, Moore Corporation Limited 1999 Long Term Incentive Plan, Moore Corporation Limited 2001 Long Term Incentive Plan, Moore Wallace Incorporated 2003 Long Term Incentive Plan, Wallace Computer Services, Inc. Director Retainer Fee Plan (Amended and Restated as of July 1, 2001), Moore Corporation Limited Inducement Options Granted December 2000 Pursuant to Terms Amended and Restated as of April 2002, Moore Wallace Incorporated Inducement Options Granted April 2003, Moore Wallace North America, Inc. Savings Plan (the “MWNA Plan”), The Nielsen Company Profit Sharing Retirement & 401(k) Plan (the “Nielsen Plan”), Moore Wallace Incorporated Employee Stock Purchase Plan (the “ESPP”), Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001) (the “Savings Plan”) and Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001 (the “DPSP” and, together with the MWNA Plan, the Nielsen Plan, the ESPP and the Savings Plan, the “Plans”), as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to each plan indicated on the facing sheet hereof is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2003;

(b) The registrant’s current reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on January 12, 2004 (other than information furnished under Item 12), February 5, 2004 (other than information furnished under Item 12), February 20, 2004, February 25, 2004, February 27, 2004 and March 2, 2004;

(c) The registrant’s definitive proxy statement on Schedule 14A (File No. 001-04694) filed with the Commission on January 20, 2004;

(d) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on July 27, 1993, including any amendment or report filed for the purpose of updating such description;

(e) The description of the registrant’s preferred stock purchase rights contained in the registrant’s registration statement on Form 8-A (File No. 001-04694) filed with the Commission on June 5, 1996, including any amendment or report filed for the purpose of updating such description; and

(f) The Nielsen Company Profit Sharing Retirement & 401(k) Plan annual report on Form 11-K for the year ended December 31, 2002 filed by Moore Wallace Incorporated with the Commission on June 27, 2003.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant’s restated certificate of incorporation contains a provision that is designed to limit the registrant’s directors’ liability to the extent permitted by the Delaware General Corporation Law (the “DGCL”) and any amendments to the DGCL. Specifically, directors will not be held personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for payment of an improper dividend or improper repurchase of stock under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The principal effect of the limitations of liability provision is that a stockholder is unable to prosecute an action for monetary damages against directors of the registrant unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the United States federal securities laws. Although the registrant’s restated certificate of incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in the restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the registrant and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (as well as any individual serving with another corporation in such capacity at the corporation’s request) (i) against all reasonable expenses (including attorneys’ fees) incurred in defense or settlement of suits brought against them if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent that such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action is heard determines such person is reasonably entitled to indemnity. A corporation shall indemnify such person to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In addition, the DGCL allows for the advance payment of expenses of an officer or director who is indemnified prior to the final disposition of an action, provided that, in the case of a current director or officer, such person undertakes to repay any such amount advanced if it is later determined that such person is not entitled to indemnification with regard to the action for which the expenses were advanced.

The registrant’s restated certificate of incorporation includes an indemnification provision under which the registrant is required to indemnify directors to the fullest extent permitted by the DGCL.

In addition, the registrant’s restated certificate of incorporation requires it to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding (other than by or in the right of the registrant) by reason of the fact that such person was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and (ii) with respect to a criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

The registrant also is required to indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of the registrant by reason of the fact that the person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant. However, no indemnification will be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director or officer of the registrant has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified by the registrant against expenses actually and reasonably incurred by such person in connection therewith.

The registrant’s restated certificate of incorporation also provides that expenses incurred in defending any action, suit or proceeding may be paid by the registrant in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to indemnification by the registrant.

In addition, the registrant may purchase and maintain insurance against liability asserted against or incurred by any director or officer whether or not it would have the power to indemnify them against such liability under the registrant’s restated certificate of incorporation or the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed below. In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or an Internal Revenue Service determination letter that each Plan is qualified under Section 401 of the Internal Revenue Code, as amended, the registrant hereby undertakes to submit or has submitted each Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Exhibit Number	Description of Exhibit
4.1	R. R. Donnelley & Sons Company Restated Certificate of Incorporation (1)

4.2	Amended and Restated By-laws of R. R. Donnelley & Sons Company (2)

4.3	Rights Agreement, dated as of April 25, 1996, between R. R. Donnelley & Sons Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent (3)

4.4*	Moore Wallace North America, Inc. Savings Plan, as amended effective January 1, 2004 and effective as of January 1, 2004

4.5*	The Nielsen Company Profit Sharing Retirement & 401(k) Plan, as amended effective as of February 27, 2004

4.6*	Moore Wallace Incorporated Employee Stock Purchase Plan, as amended effective February 27, 2004

4.7*	Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001), as amended effective January 1, 2002 and February 27, 2004

4.8*	Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001, as amended as of January 1, 2002 and February 27, 2004

5.1*	Opinion of Sidley Austin Brown & Wood LLP

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 to this registration statement)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (contained in the signature page to this registration statement)

Exhibit Number	Description of Exhibit
99.1*	Moore Corporation Limited 1985 Long Term Incentive Plan (Restated December 1989)

99.2*	Moore Corporation Limited Amended and Restated 1994 Long Term Incentive Plan

99.3*	Moore Corporation Limited 1999 Long Term Incentive Plan, as amended effective January 1, 2001

99.4*	Moore Corporation Limited 2001 Long Term Incentive Plan, as amended effective January 1, 2001

99.5*	Moore Wallace Incorporated 2003 Long Term Incentive Plan, as amended on October 15, 2003 and effective as of February 27, 2004

99.6*	Wallace Computer Services, Inc. Director Retainer Fee Plan (Amended and Restated as of July 1, 2001), as amended effective as of January 1, 2003 and May 15, 2003

99.7*	Form of Inducement Option Agreement (relating to inducement options granted December 2000 pursuant to terms amended and restated as of April 2002)

99.8*	Form of Inducement Option Agreement (relating to inducement options granted April 2003)

*	Filed herewith.

(1)	Filed on May 3, 1996 as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 001-4694).

(2)	Filed on March 3, 2004 as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8.

(3)	Filed on June 5, 1996 as Exhibit 4 to the registrant’s Registration Statement on Form 8-A (File No. 001-4694).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 3rd day of March, 2004.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Suzanne S. Bettman

Suzanne S. Bettman Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 3rd day of March, 2004.

/s/ Mark A. Angelson Mark A. Angelson	Director and Chief Executive Officer (Principal Executive Officer)

/s/ James R. Sulat James R. Sulat	Executive Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Sulat and Suzanne S. Bettman, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 3rd day of March, 2004.

/s/ Gregory Q. Brown Gregory Q. Brown	Director	/s/ John C. Pope John C. Pope	Director

/s/ Robert F. Cummings, Jr. Robert F. Cummings, Jr.	Director	/s/ Michael T. Riordan Michael T. Riordan	Director

/s/ James R. Donnelley James R. Donnelley	Director	/s/ Lionel H. Schipper, C.M. Lionel H. Schipper, C.M.	Director

Alfred C. Eckert III	Director	/s/ Oliver R. Sockwell Oliver R. Sockwell	Director

Judith H. Hamilton	Director	/s/ Bide L. Thomas Bide L. Thomas	Director

Thomas S. Johnson	Director	/s/ Norman H. Wesley Norman H. Wesley	Director

/s/ Joan D. Manley Joan D. Manley	Director	/s/ Stephen M. Wolf Stephen M. Wolf	Director

The Plans. Pursuant to the requirements of the Securities Act of 1933, Moore Wallace North America, Inc., the administrator of the Moore Wallace North America, Inc. Savings Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 3rd day of March, 2004.

MOORE WALLACE NORTH AMERICA, INC. SAVINGS PLAN

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Vice President, Benefits & Compensation

Pursuant to the requirements of the Securities Act of 1933, Moore Wallace North America, Inc., the administrator of The Nielsen Company Profit Sharing Retirement & 401(k) Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 3rd day of March, 2004.

THE NIELSEN COMPANY PROFIT SHARING RETIREMENT & 401(K) PLAN

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Vice President, Benefits & Compensation

Pursuant to the requirements of the Securities Act of 1933, Moore Wallace North America, Inc., the administrator of the Moore Wallace Incorporated Employee Stock Purchase Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 3rd day of March, 2004.

MOORE WALLACE INCORPORATED EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Vice President, Benefits & Compensation

Pursuant to the requirements of the Securities Act of 1933, Moore Wallace Incorporated Management Pension Committee, the administrator of the Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001), has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 3rd day of March, 2004.

MOORE WALLACE INCORPORATED SAVINGS PLAN

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Vice President, Benefits & Compensation

Pursuant to the requirements of the Securities Act of 1933, Moore Wallace Incorporated Management Pension Committee, the administrator of the Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 3rd day of March, 2004.

MOORE WALLACE INCORPORATED DEFERRED PROFIT SHARING PLAN

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Vice President, Benefits & Compensation

INDEX TO EXHIBITS TO R. R. DONNELLEY & SONS COMPANY

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Exhibit
4.1	R. R. Donnelley & Sons Company Restated Certificate of Incorporation (1)

4.2	Amended and Restated By-laws of R. R. Donnelley & Sons Company (2)

4.3	Rights Agreement, dated as of April 25, 1996, between R. R. Donnelley & Sons Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as rights agent (3)

4.4*	Moore Wallace North America, Inc. Savings Plan, as amended effective January 1, 2004 and effective as of January 1, 2004

4.5*	The Nielsen Company Profit Sharing Retirement & 401(k) Plan, as amended effective as of February 27, 2004

4.6*	Moore Wallace Incorporated Employee Stock Purchase Plan, as amended effective February 27, 2004

4.7*	Moore Wallace Incorporated Savings Plan (Amended and Restated as of July 1, 2001), as amended effective January 1, 2002 and February 27, 2004

4.8*	Moore Wallace Incorporated Deferred Profit Sharing Plan Amended and Restated as of July 1, 2001, as amended as of January 1, 2002 and February 27, 2004

5.1*	Opinion of Sidley Austin Brown & Wood LLP

23.1*	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1 to this registration statement)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (contained in the signature page to this registration statement)

99.1*	Moore Corporation Limited 1985 Long Term Incentive Plan (Restated December 1989)

99.2*	Moore Corporation Limited Amended and Restated 1994 Long Term Incentive Plan

99.3*	Moore Corporation Limited 1999 Long Term Incentive Plan, as amended effective January 1, 2001

99.4*	Moore Corporation Limited 2001 Long Term Incentive Plan, as amended effective January 1, 2001

99.5*	Moore Wallace Incorporated 2003 Long Term Incentive Plan, as amended on October 15, 2003 and effective as of February 27, 2004

99.6*	Wallace Computer Services, Inc. Director Retainer Fee Plan (Amended and Restated as of July 1, 2001), as amended effective as of January 1, 2003 and May 15, 2003

99.7*	Form of Inducement Option Agreement (relating to inducement options granted December 2000 pursuant to terms amended and restated as of April 2002)

99.8*	Form of Inducement Option Agreement (relating to inducement options granted April 2003)

* Filed herewith.

(1)	Filed on May 3, 1996 as Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 001-4694).

(2)	Filed on March 3, 2004 as Exhibit 4.2 to the registrant’s Registration Statement on Form S-8.

(3)	Filed on June 5, 1996 as Exhibit 4 to the registrant’s Registration Statement on Form 8-A (File No. 001-4694).